Contact: Elise Eberwein
480/693-5574
FOR IMMEDIATE RELEASE
US AIRWAYS GROUP, INC. REPORTS SECOND QUARTER PROFIT
Highlights of the US Airways Group, Inc. (the Company) second quarter 2007 results:
•	The Company reported a second quarter 2007 net profit of $263 million, or $2.77 per diluted share.

•	Excluding special items, the Company reported a second quarter 2007 net profit of $261 million, or $2.74 per diluted share.

•	The Company accrued approximately $30 million, or 10 percent of its second quarter 2007 pretax income excluding special items, for its annual employee profit sharing program. This brings the total amount accrued for 2007 to approximately $34 million.

•	The Company had $3.5 billion in total cash and investments, of which $3.0 billion was unrestricted, on June 30, 2007.
TEMPE, Ariz., July 26, 2007 — US Airways Group, Inc. (NYSE: LCC) today reported its second quarter 2007 results. Net profit for the second quarter was $263 million, or $2.77 per diluted share, compared to a net profit of $305 million, or $3.25 per diluted share for the same period last year. Excluding net special items of $2 million, the Company reported a net profit of $261 million, or $2.74 per diluted share. This compares to a net profit of $315 million, or $3.35 per diluted share in the second quarter of 2006, which excludes a net credit for special items of $10 million. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information.
US Airways Group Chairman and CEO Doug Parker stated, “We are very pleased to report our sixth consecutive quarter of profitability. We are especially pleased with our performance relative to our industry. Our first half 2007 pretax profit margins excluding special charges are the highest among the major network airlines that have reported thus far.
“While our earnings were lower than last year’s second quarter, this was largely related to increased expenses associated with the operational improvement plan we announced last quarter and put into place this summer. That plan is working as our second quarter operational reliability has improved versus the first quarter and has continued to improve into the third quarter.
“Key to those operational improvements, of course, are our employees who have done an outstanding job of taking care of our customers. We’re delighted to have accrued $34 million for profit sharing in the first half of this year and look forward to adding to that amount as the year progresses.

“Although high fuel prices will continue to have a material financial impact on our company, we are encouraged by the strengthening revenue environment and industry capacity outlook. Looking forward, we maintain our projections of profitability for the third quarter and full-year 2007,” concluded Parker.
Revenue and Cost Comparisons
Mainline passenger revenue per available seat mile (PRASM) was 11.24 cents, up 1.0 percent over the same period last year. Express PRASM was 20.72 cents, down 0.1 percent over the second quarter 2006. Total mainline and Express PRASM for US Airways Group was 12.70 cents, which was up 0.2 percent over the second quarter 2006 on a 1.4% decline in total available seat miles (ASMs).
Mainline cost per available seat mile (CASM) at US Airways Group was 11.34 cents, up 2.6 percent versus the same period last year on a decrease in mainline capacity of 0.6 percent versus the second quarter of 2006. Excluding fuel, unrealized and realized gains/losses on fuel hedging instruments, and merger related transition expenses, mainline CASM was 8.00 cents, up 5.1 percent from the same period last year.
Chief Financial Officer Derek Kerr stated, “In the second quarter we faced higher maintenance costs associated with the return of leased aircraft and engine overhaul timing, and increased expenses driven by investments in our operation. As our operational improvements continue to gain traction, we expect our costs to normalize.”
In April, US Airways announced an operational improvement plan, which included hiring more than 1,000 additional airport personnel, upgrading the Company’s kiosk equipment and expanding connect times at critical hubs. Those actions have had a positive impact on operational reliability. The second quarter on-time performance was much improved versus the first quarter. This trend has continued into the third quarter with July’s on-time performance currently running ahead of June.
Liquidity
As of June 30, 2007, the Company had $3.5 billion in total cash and investments, of which $3.0 billion was unrestricted.
Second Quarter Special Items
During its second quarter, the Company recognized $2 million of net special items. Expenses for the quarter included $27 million of merger-related transition expenses and $5 million of special non-cash state tax provision from the utilization of pre-acquisition NOL. These expenses were offset by a $25 million non-cash credit for unrealized net gains associated with the change in fair value of the Company’s outstanding fuel hedge contracts and $9 million of insurance settlement proceeds related to business interruption and property damage incurred as a result of Hurricane Katrina.

Other Notable Accomplishments
Operations
•	Hired approximately 1,000 additional airport employees in support of the airline’s operational improvement plan.

•	The airline’s flight attendant workgroup completed all integration training items identified by the Federal Aviation Administration (FAA) to certify as one carrier in preparation for a single operating certificate later this year.

•	Began installing the first wave of the 600 replacement kiosks in the airline’s East Coast operation.

•	Completed the International Air Transport Association’s (IATA) International Operational Safety Audit (IOSA), which covered flight operations, operations control, maintenance, inflight services, ground operations, cargo and security. The final results show that US Airways conformed to every IOSA standard.

•	Adjusted the airline’s schedule to lengthen the operating day by 30 minutes and added four operational spare aircraft to the US Airways system as part of the operational improvement plan.
Labor
•	Reached final single labor transition agreements covering the flight crew training instructors and the flight simulator engineers, each represented by the Transport Workers Union (TWU).

•	Announced plans to recall approximately 225 furloughed flight attendants and 130 furloughed pilots through year’s end.
Marketing
•	Agreed to terms on a replacement aircraft order with Airbus S.A.S. for 60 A320 family narrowbody airplanes and 32 A330 and A350 XWB widebody aircraft. Deliveries are expected to begin in 2009. This transaction will position US Airways with one of the youngest and most fuel efficient fleets in the U.S. airline industry. It will also allow us to continue growing our international capacity at a faster rate than any other major carrier.

•	Inaugurated new service from Philadelphia to Athens, Brussels and Zurich, rounding out the airline’s European presence to 19 cities in 12 countries.

•	Awarded an industry-coveted Freddie Award in the Best Promotion category for Dividend Miles’ popular “Everything Counts” program, which allows members to accrue miles through a variety of partners.

•	Submitted an application to the U.S. Department of Transportation to fly Charlotte-Philadelphia-Beijing beginning in March 2009, receiving support from government officials and business leaders in, among other places, North Carolina, Pennsylvania, and Delaware. Philadelphia is the second-largest metropolitan area in the United States without non-stop service to China. We anticipate operating the route with Airbus A340 aircraft. Support for US Airways’ bid can be expressed by signing the online petition at www.usairways.com/china.
Analyst Conference Call/Webcast Details
US Airways will conduct a live audio webcast of its earnings call today at 1 p.m. EDT, which will be available to the public on a listen-only basis at www.usairways.com under the About US >> Investor Relations tab. An archive of the call/webcast will be available in the Public/Investor Relations portion of the Web site through Aug. 26, 2007.

The airline will also update its investor relations guidance on its Web site (www.usairways.com). Information that could be updated includes cost per available seat mile (CASM) excluding fuel and transition expenses, fuel prices and hedging positions, other revenues, estimated interest expense/income and merger related transition expense guidance. The investor relations update page also includes the airline’s capacity, fleet plan for 2007 and estimated capital spending for 2007.
About US Airways
US Airways is the fifth largest domestic airline employing nearly 36,000 aviation professionals worldwide. US Airways, US Airways Shuttle and US Airways Express operate approximately 3,600 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America. The new US Airways — the product of a merger between America West and US Airways in September 2005 — is a member of the Star Alliance network, which offers our customers 16,000 daily flights to 855 destinations in 155 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “indicate,” “anticipate,” “believe,” “forecast,” “estimate,” “plan,” “guidance,” “outlook,” “could,” “should,” “continue” and similar terms used in connection with statements regarding the outlook of US Airways Group, Inc. (the “Company”). Such statements include, but are not limited to, statements about expected fuel costs, the revenue and pricing environment, the Company’s expected financial performance and operations, future financing plans and needs, overall economic conditions and the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results and the combined companies’ plans, objectives, expectations and intentions. Other forward-looking statements that do not relate solely to historical facts include, without limitation, statements that discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from the Company’s expectations. Such risks and uncertainties include, but are not limited to, the following: the impact of high fuel costs, significant disruptions in the supply of aircraft fuel and further significant increases to fuel prices; our high level of fixed obligations and our ability to obtain and maintain financing for operations and other purposes; our ability to achieve the synergies anticipated as a result of the merger and to achieve those synergies in a timely manner; our ability to integrate the management, operations and labor groups of US Airways Group and America West Holdings; labor costs and relations with unionized employees generally and the impact and outcome of labor negotiations; the impact of global instability, including the current instability in the Middle East, the continuing impact of the military presence in Iraq and Afghanistan and the terrorist attacks of September 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events that affect travel behavior; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of future significant operating losses; changes in prevailing interest rates; our ability to obtain and maintain commercially reasonable terms with vendors and service providers and our reliance on those vendors and service providers; security-related and insurance costs; changes in government legislation and regulation; our ability to use pre-merger NOLs and certain other tax attributes; competitive practices in the industry, including significant fare restructuring activities, capacity reductions and in court or out of court restructuring by major airlines; continued existence of prepetition liabilities; interruptions or disruptions in service at one or more of our hub airports; weather conditions; our ability to obtain and maintain any necessary financing for operations and other purposes; our ability to maintain adequate liquidity; our ability to maintain contracts that are critical to our operations; our ability to operate pursuant to the terms of our financing facilities (particularly the financial covenants); our ability to attract and retain customers; the cyclical nature of the airline industry; our ability to attract and retain qualified personnel; economic conditions; and other risks and uncertainties listed from time to time in our reports to the Securities and Exchange Commission. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. All forward-looking statements are based on information currently available to the Company. The Company assumes no obligation to publicly update or revise any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007, which is available at www.usairways.com.
Financial Tables to Follow

US Airways Group, Inc.
Condensed Consolidated Statements of Operations
(in millions except share and per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent	6 Months Ended	6 Months Ended	Percent
	June 30, 2007	June 30, 2006	Change	June 30, 2007	June 30, 2006	Change
Operating revenues
Mainline passenger	$2,194	$2,186	0.4	$4,100	$3,996	2.6
Express passenger	737	780	(5.6)	1,346	1,392	(3.3)
Cargo	34	37	(7.7)	70	74	(4.9)
Other	190	168	12.7	371	341	8.8

Total operating revenues	3,155	3,171	(0.5)	5,887	5,803	1.5

Operating expenses
Aircraft fuel and related taxes	658	669	(1.7)	1,208	1,223	(1.3)
Loss (gain) on fuel hedging instruments, net:
Realized	2	(11)	nm	37	(12)	nm
Unrealized	(25)	(18)	36.4	(115)	(44)	nm
Salaries and related costs	576	542	6.3	1,104	1,045	5.6
Express expenses:
Fuel	187	203	(8.0)	340	375	(9.3)
Other	465	457	1.8	932	901	3.5
Aircraft rent	180	180	—	360	365	(1.3)
Aircraft maintenance	170	153	10.8	335	291	15.2
Other rent and landing fees	139	145	(3.9)	267	285	(6.5)
Selling expenses	125	121	4.4	231	228	1.8
Special items, net	27	35	(22.3)	66	(9)	nm
Depreciation and amortization	46	45	3.0	90	90	—
Other	316	308	1.8	627	598	4.6

Total operating expenses	2,866	2,829	1.3	5,482	5,336	2.7

Operating income	289	342	(15.3)	405	467	(13.2)

Nonoperating income (expenses) Interest income	48	41	16.6	88	66	32.5
Interest expense, net	(69)	(72)	(4.9)	(140)	(147)	(5.0)
Other, net	3	—	nm	(13)	(11)	22.4

Nonoperating expenses, net	(18)	(31)	(39.2)	(65)	(92)	(29.1)

Income before income taxes and cumulative effect of change in accounting principle	271	311	(12.9)	340	375	(9.3)

Income tax provision	8	6	19.7	11	6	69.1

Income before cumulative effect of change in accounting principle	263	305	(13.6)	329	369	(10.6)

Cumulative effect of change in accounting principle	—	—	nm	—	1	nm

Net income	$263	$305	(13.6)	$329	$370	(10.9)

Income per share before cumulative effect of change in accounting principle:
Basic	$2.88	$3.55		$3.60	$4.40

Diluted	$2.77	$3.25		$3.46	$4.02

Net income per share:
Basic	$2.88	$3.55		$3.60	$4.41

Diluted	$2.77	$3.25		$3.46	$4.03

Shares used for computation (in thousands):
Basic	91,477	85,886		91,420	83,794

Diluted	95,613	94,673		95,918	94,012

US Airways Group, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent		6 Months Ended	6 Months Ended	Percent
	June 30, 2007	June 30, 2006	Change		June 30, 2007	June 30, 2006	Change
Mainline
Revenue passenger miles (in millions)	16,294	16,152	0.9		30,712	30,109	2.0
Available seat miles (ASM) (in millions)	19,523	19,634	(0.6)		38,079	37,864	0.6
Passenger load factor (percent)	83.5	82.3	1.2	pts	80.7	79.5	1.2	pts
Yield (cents)	13.47	13.53	(0.5)		13.35	13.27	0.6
Passenger revenue per ASM (cents)	11.24	11.13	1.0		10.77	10.55	2.0

Passenger enplanements (in thousands)	15,375	15,173	1.3		29,355	28,765	2.1
Aircraft (end of period)	358	359	(0.3)		358	359	(0.3)

Block Hours	344,736	345,703	(0.3)		679,693	673,280	1.0
Average stage length (miles)	930	941	(1.3)		921	922	(0.1)
Average passenger journey (miles)	1,494	1,491	0.2		1,478	1,459	1.4
Fuel consumption (gallons in millions)	306.6	308.4	(0.7)		598.5	596.0	0.4
Average fuel price (dollars per gallon) with related taxes	2.15	2.17	(1.1)		2.02	2.05	(1.7)
Average fuel price including related taxes and realized loss (gain) on fuel hedging instruments, net (dollars)	2.15	2.13	0.8		2.08	2.03	2.4
Full-time equivalent employees (end of period)	35,485	33,535	5.8		35,485	33,535	5.8

Operating cost per ASM (cents)	11.34	11.05	2.6		11.06	10.72	3.1
Operating cost per ASM excluding special items (cents)	11.37	10.96	3.7		11.21	10.86	3.2
Operating cost per ASM excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net (cents)	8.00	7.61	5.1		7.94	7.67	3.6

Express*
Revenue passenger miles (in millions)	2,740	2,909	(5.8)		5,123	5,336	(4.0)
Available seat miles (in millions)	3,558	3,765	(5.5)		7,006	7,419	(5.6)
Passenger load factor (percent)	77.0	77.3	(0.3	)pts	73.1	71.9	1.2	pts
Passenger revenue per ASM (cents)	20.72	20.73	(0.1)		19.22	18.76	2.4
Passenger enplanements (in thousands)	6,857	7,066	(3.0)		12,812	12,971	(1.2)
Fuel consumption (gallons in millions)	86.1	89.4	(3.7)		170.3	175.6	(3.0)
Average fuel price (dollars per gallon) with related taxes	2.17	2.27	(4.5)		2.00	2.14	(6.4)
Operating cost per ASM (cents)	18.34	17.54	4.6		18.16	17.20	5.6

TOTAL — Mainline & Express
Revenue passenger miles (in millions)	19,034	19,061	(0.1)		35,835	35,445	1.1
Available seat miles (in millions)	23,081	23,399	(1.4)		45,085	45,283	(0.4)
Passenger load factor (percent)	82.5	81.5	1.0	pts	79.5	78.3	1.2	pts
Passenger revenue per ASM (cents)	12.70	12.68	0.2		12.08	11.90	1.5
Total revenue per ASM (cents)	13.67	13.55	0.9		13.06	12.81	1.9
Passenger enplanements (in thousands)	22,232	22,239	(0.0)		42,167	41,736	1.0
Operating cost per ASM (cents)	12.42	12.09	2.7		12.16	11.78	3.2

*	Express includes US Airways Group’s wholly owned regional airline subsidiaries, Piedmont Airlines and PSA Airlines, US Airways’ MidAtlantic regional jet division, through May 27, 2006, as well as operating and financial results from capacity purchase agreements with Mesa Airlines, Chautauqua Airlines, Air Wisconsin Airlines and Republic Airlines.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information and Operating Cost per ASM Excluding Special Items, Aircraft Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only
US Airways Group, Inc. (the “Company”) is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The Company believes that the non-GAAP financial measures provide investors the ability to measure financial performance excluding special items which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other major airlines. The Company believes that the presentation of mainline CASM excluding fuel and gain or loss on fuel hedging instruments is useful to investors as both the cost and availability of fuel are subject to many economic and political factors beyond the Company’s control.
Reconciliation of Income before Cumulative Effect of Change in Accounting Principle Excluding Special Items for US Airways Group, Inc.

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(in millions, except share and per share amounts)
Income before cumulative effect of change in accounting principle as reported	$263	$305	$329	$369

Special items:
Unrealized gain on fuel hedging instruments, net (1)	(25)	(18)	(115)	(44)
Non-cash tax provision from utilization of pre-acquisition NOL (2)	5	—	6	—
Special items, net (3)	27	35	66	(9)
Other operating special items (4)	(9)	—	(9)	—
Nonoperating special items (5)	—	(7)	18	4

Income before cumulative effect of change in accounting principle, as adjusted for special items	$261	$315	$295	$320

Shares used for computation (in thousands):
Basic	91,477	85,886	91,420	83,794

Diluted	95,613	94,673	95,918	94,012

Income per share before cumulative effect of change in accounting principle, as adjusted for special items:
Basic	$2.85	$3.66	$3.23	$3.81

Diluted (6)	$2.74	$3.35	$3.11	$3.49

Reconciliation of Operating Cost per ASM Excluding Special Items, Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only
US Airways Group, Inc.
(in millions)

	3 Months Ended	3 Months Ended	6 Months Ended	6 Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
Total operating expenses	$2,866	$2,829	$5,482	$5,336
Less Express expenses:
Fuel	(187)	(203)	(340)	(375)
Other	(465)	(457)	(932)	(901)

Total mainline operating expenses	2,214	2,169	4,210	4,060

Special items:
Unrealized gain on fuel hedging instruments, net (1)	25	18	115	44
Special items, net (3)	(27)	(35)	(66)	9
Other operating special items (4)	9	—	9	—

Mainline operating expenses, excluding special items	2,221	2,152	4,268	4,113

Aircraft fuel	(658)	(669)	(1,208)	(1,223)
Realized gain (loss) on fuel hedging instruments, net	(2)	11	(37)	12

Mainline operating expenses, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	$1,561	$1,494	$3,023	$2,902

(in cents)
Mainline operating expenses per ASM	11.34	11.05	11.06	10.72

Special items per ASM
Unrealized gain on fuel hedging instruments, net (1)	0.13	0.09	0.30	0.12
Special items, net (3)	(0.14)	(0.18)	(0.17)	0.02
Other operating special items (4)	0.05	—	0.03	—

Mainline operating expenses per ASM, excluding special items	11.37	10.96	11.21	10.86

Aircraft fuel	(3.37)	(3.41)	(3.17)	(3.23)
Realized gain (loss) on fuel hedging instruments, net	(0.01)	0.06	(0.10)	0.03

Mainline operating expenses per ASM, excluding special items, fuel and realized gain (loss) on fuel hedging instruments, net	8.00	7.61	7.94	7.67

Note: Amounts may not recalculate due to rounding.
Reconciliation of GAAP Financial Information to Non-GAAP Financial Information and Operating Cost per ASM Excluding Special Items, Aircraft Fuel, Realized Gain (Loss) on Fuel Hedging Instruments, Net — Mainline only
FOOTNOTES:
1)	The 2007 second quarter and the 2007 six month periods include $25 million and $115 million of unrealized gain, respectively. The 2006 second quarter and the 2006 six month periods include $18 million and $44 million of unrealized gain, resulting from mark-to-market accounting for changes in the fair value of the Company’s fuel hedging instruments.

2)	For the three months and six months ended June 30, 2007, the Company utilized $5 million and $6 million, respectively, of NOL acquired from US Airways. The valuation allowance associated with the acquired NOL was recognized as a reduction of goodwill rather than a reduction in tax expense. As a result, US Airways had a non-cash expense for income taxes of $5 million and $6 million, respectively, in the three and six months ended June 30, 2007.

3)	The 2007 second quarter and six month periods include $27 million and $66 million, respectively, of merger related transition expenses. The 2006 second quarter includes $35 million of merger related transition expenses. The 2006 six month period includes a $90 million gain associated with the return of equipment deposits upon forgiveness of a loan, offset by $81 million of merger related transition expenses.

4)	The 2007 second quarter and six month period includes $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina.

5)	The 2007 six month period includes a $18 million write-off of debt issuance costs in connection with the refinancing of the $1.25 billion GE debt. The 2006 second quarter includes $7 million of interest income earned by AWA on certain prior year federal income tax refunds. The 2006 six month period includes $6 million of prepayment penalties and a $5 million write-off of debt issuance costs in connection with the refinancing of the loan previously guaranteed by the ATSB and two loans previously provided to AWA by GECC less $7 million of interest income earned by AWA on certain prior year federal income tax refunds.

6)	The 2007 EPS computation excludes interest associated with the 7.0% senior convertible notes of $1 million and $3 million for the three and six month periods, respectively. The 2006 EPS computation excludes interest associated with the 7.0% senior convertible notes and the 7.5% senior convertible notes of $3 million and $9 million for the three and six month periods, respectively.

US Airways Group, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2007	December 31, 2006
Assets

Current assets
Cash, cash equivalents and short-term investments	3,021	2,365
Restricted cash	2	1
Accounts receivable, net	541	388
Materials and supplies, net	242	223
Prepaid expenses and other	498	377

Total current assets	4,304	3,354

Property and equipment
Flight equipment	2,189	2,051
Ground property and equipment	646	598
Less accumulated depreciation and amortization	(668)	(583)

	2,167	2,066
Equipment purchase deposits	65	48

Total property and equipment	2,232	2,114

Other assets
Goodwill	623	629
Other intangibles, net	542	554
Restricted cash	497	666
Other assets	222	259

Total other assets	1,884	2,108

Total assets	$8,420	$7,576

Liabilities and Stockholders’ Equity

Current liabilities
Current maturities of debt and capital leases	107	95
Accounts payable	439	454
Air traffic liability	1,267	847
Accrued compensation and vacation	204	262
Accrued taxes	218	181
Other accrued expenses	971	873

Total current liabilities	3,206	2,712

Noncurrent liabilities and deferred credits
Long-term debt and capital leases, net of current maturities	2,942	2,907
Deferred gains and credits	190	205
Employment benefit liabilities and other	762	782

Total noncurrent liabilities and deferred credits	3,894	3,894

Stockholders’ equity
Common stock	1	1
Additional paid-in capital	1,522	1,501
Accumulated deficit	(193)	(522)
Treasury stock	(13)	(13)
Other comprehensive income	3	3

Total stockholders’ equity	1,320	970

Total liabilities and stockholders’ equity	$8,420	$7,576